Exhibit 99.1

LATTICE SEMICONDUCTOR ANNOUNCES
PROPOSED OFFERING OF CONVERTIBLE
SUBORDINATED NOTES

HILLSBORO, Ore. – June 16, 2003 – Lattice Semiconductor Corporation (NASDAQ: LSCC) announced that it intends to offer, subject to market and other conditions, approximately $200 million aggregate principal amount of Zero Coupon Convertible Subordinated Notes due 2010 through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Final terms of the notes are to be determined by negotiations between Lattice and the initial purchaser of the notes.

Lattice stated that it expects to grant the initial purchaser a 30-day option to purchase up to an additional $30 million principal amount of notes.

Lattice intends to use the net proceeds of the offering to redeem all of its outstanding 4¾% Convertible Subordinated Notes due 2006, for working capital and for other general corporate purposes.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.